Exhibit 99.2

ATCO Transaction Release

FOR IMMEDIATE RELEASE

Atlas Corp. to be Acquired by Poseidon Acquisition Corp. for $15.50 in Cash Per Share

[Atlas to Host Conference Call November 2 at 8:30 a.m. Eastern Time]

LONDON and TORONTO, November 1, 2022 – Atlas ("Atlas" or the "Company") (NYSE: ATCO) and Poseidon Acquisition Corp. ("Poseidon"), an entity formed by certain affiliates of Fairfax Financial Holdings Limited ("Fairfax"), certain affiliates of the Washington Family ("Washington"), David Sokol, Chairman of the Board of Atlas, and Ocean Network Express Pte. Ltd. (“ONE”), and certain of their respective affiliates today announced they have entered into a definitive agreement under which Poseidon will acquire Atlas in an all-cash transaction that values Atlas at approximately $10.9 billion.

Under the terms of the agreement, Poseidon will acquire all outstanding common shares of Atlas not owned by Fairfax, Washington and Mr. Sokol for $15.50 per share in cash. Fairfax, Washington and Mr. Sokol currently own approximately 68% of the outstanding common shares. Atlas will continue payment of all ordinary course quarterly dividends regardless of the timing of any closing. The per share purchase price represents a 34% premium to Atlas’ unaffected share price as of August 4, 2022, the last trading day prior to a publicly disclosed proposal from Poseidon to acquire Atlas.

“We are pleased to have reached this agreement which, through the combination with Poseidon, introduces Atlas to an important corporate sponsor in the form of ONE,” said Nicholas Pitts-Tucker, Chair of the Special Committee of the Board of Atlas (“Special Committee”). “The agreement also provides Atlas’ minority shareholders with a certain cash outcome due to be paid on closing, subject to the approval of a majority of the minority shareholders. Today’s announcement is the result of a comprehensive process in which the Special Committee, with the assistance of external financial and legal advisers, carefully considered Poseidon’s proposal and other strategic alternatives available to Atlas. Fairfax, Washington, Mr. Sokol and ONE will be outstanding partners as Atlas advances its operational improvements and drives growth to support its customers and enhance opportunities for its employees.”

“Atlas has continued to develop its long-term strategic partnerships and differentiated business model to position the Company for sustainable and quality growth. We believe this transaction with Poseidon is an exciting culmination of those efforts for our shareholders,” said Bing Chen, President and CEO Atlas Corp. “As we look at the industry’s trajectory, we believe the financial, operational and strategic flexibility we will gain as a privately held company with this group of owners and investors will position Atlas, our employees and customers for greater opportunity. I look forward to continuing to work with David and the rest of the Atlas team as we continue our progress, including preparing for the launch of our new vessel fleet, which we expect to be fully delivered by 2024.”

“Poseidon Acquisition Corp. is pleased to have reached this agreement to acquire the Atlas Corp. shares not previously owned by our shareholders," said Mr. Sokol. "We all look forward to continuing our relationship with our talented CEO Bing Chen and the excellent Atlas, Seaspan and APR Energy employees under his direction."

Closing and Leadership

The transaction is expected to close in the first half of 2023, subject to approval by holders of a majority of Atlas common shares not owned by Poseidon and its affiliates and certain closing conditions, including receipt of regulatory approvals and third-party consents.

Upon the closing of the transaction, Atlas common shares will cease trading on the New York Stock Exchange (“NYSE”). Atlas preferred shares will continue trading on the NYSE under current terms.

Following completion of the transaction, Washington and Fairfax will own a majority of the equity of Atlas. Mr. Chen will continue to serve as President and CEO of Atlas and will contribute his equity in Atlas to become an owner of the Company along with Poseidon.

Third Quarter 2022 Financial Results

Atlas plans to release its financial results for the quarter ended September 30, 2022, before the market open on Tuesday, November 1, 2022.

Atlas plans to host a conference call for all shareholders and interested parties at 8:30 a.m. Eastern Time on November 2, 2022, to discuss the results and the transaction. To attend the conference call or webcast, participants should register online at ir.atlascorporation.com/events-and-presentations, and you will be provided with details to access the event. To avoid delays, participants are encouraged to register a day in advance or at a minimum 15 minutes before the start of the call. A replay of the call will also be available approximately two hours following the conclusion of the call and accessible until November 1, 2023, on the same webpage.

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor to the Special Committee and Gibson, Dunn & Crutcher LLP and Morris, Nichols, Arsht & Tunnell LLP are serving as legal advisors to the Special Committee. Citi is serving as financial advisor to ONE and Latham & Watkins LLP is serving as legal advisor to ONE. Torys LLP is serving as legal advisor to Fairfax, K&L Gates LLP is serving as legal advisor to Washington, and Honigman LLP is serving as legal advisor to David Sokol and Poseidon.

About Atlas

Atlas is a leading global asset management company, differentiated by its position as a best-in-class owner and operator with a focus on disciplined capital deployment to create sustainable shareholder value. We target long-term, risk-adjusted returns across high-quality infrastructure assets in the maritime sector, energy sector and other infrastructure verticals. For more information, visit atlascorporation.com. Information on the Company’s website is not part of this release.

About Fairfax Financial Holdings Limited

Fairfax Financial Holdings Limited is a holding company which, through its subsidiaries, is primarily engaged in property and casualty insurance and reinsurance and the associated investment management.

Cautionary Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included in this press release other than statements of historical fact, including, but not limited to, expectations regarding the timing, benefits and impact of the transaction, are forward-looking statements. These forward-looking statements represent Atlas' estimates and assumptions only as of the date of this release and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements in this release are estimates and assumptions reflecting the judgment of senior management and involve known and unknown risks and uncertainties. These forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond Atlas' control (including actions by third parties and regulatory authorities). Actual results may differ materially from those expressed or implied by such forward-looking statements. Accordingly, all forward-looking statements should be considered in light of various important factors listed above and including, but not limited to, those set forth in "Item 3. Key Information—D. Risk Factors" in Atlas' Annual Report for the year ended December 31, 2021 on Form 20-F filed with the SEC on March 24, 2022, and in its subsequent filings with the SEC. Atlas does not intend to revise any forward-looking statements in order to reflect any change in its expectations or events or circumstances that may subsequently arise. Atlas expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in Atlas' views or expectations, or otherwise. You should carefully review and consider the various disclosures included in Atlas' Annual Report and in Atlas' other filings made with the SEC that attempt to advise interested parties of the risks and factors that may affect Atlas' businesses, prospects and results of operations.

Certain participants in the transaction between Atlas and Poseidon will prepare and file with the SEC a Schedule 13E-3 Transaction Statement, which will contain important information on Atlas, the parties to the transaction, the transaction and related matters, including the terms and conditions of the transaction. Shareholders of Atlas are urged to carefully read these documents, as they may be amended from time to time, before making any decision with respect to the transaction. The Schedule 13E-3 and all other documents filed with the SEC in connection with the transaction will be available when filed, free of charge, on the SEC’s website at www.sec.gov. In addition, these documents will be made available, free of charge, to shareholders of Atlas who make a written request to the investor contacts named in this release. This announcement is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell any securities and it is not a substitute for any filings that may be made with the SEC should the transaction proceed.

Atlas Contacts:

Investor Inquiries:

Will Kostlivy

Investor Relations

Atlas Corp.

Tel. +1-888-829-0013

Email:

Media Inquiries:

James Golden / Nick Lamplough

Joele Frank

212-355-4449

Consortium Contacts:

David L. Sokol

Email:

Fairfax Financial Holdings Limited Contacts:

John Varnell

Vice President, Corporate Development

Tel. +1-416-367-4941